Exhibit 99.1
Press Release
Micromet, Inc. Reports Second Quarter 2008 Financial Results
BETHESDA, MD, August 7, 2008 — Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company focusing on the development of novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced its financial results for the second quarter and six months ended June 30, 2008.
Summary of Recent Events:
In June, Micromet and MedImmune presented a clinical update for the BiTE® antibody blinatumomab (MT103/MEDI-538) at the International Conference on Malignant Lymphoma in Lugano, Switzerland. All seven patients with relapsed non-Hodgkin’s lymphoma treated with blinatumomab at the highest dose level presented at the conference responded to the treatment with partial or complete responses. Responses also appeared to be durable. The most frequent side effects observed so far were lymphopenia, pyrexia and leukopenia. Less common adverse events included transient neutropenia and thrombocytopenia, transient increase of liver enzymes and central nervous system events, all of which were fully reversible. In addition, Micromet and MedImmune commenced treatment of patients with acute lymphoblastic leukemia in a phase 2 clinical trial of blinatumomab.
Also in June, Micromet received a milestone payment of $775,000 from Nycomed in connection with the initiation of formal preclinical safety studies for antibody MT203, which has potential applications in the treatment of inflammatory and autoimmune diseases.
In April, Micromet announced the initiation of the first phase 1 clinical trial with its BiTE antibody MT110. The study will explore the safety, pharmacokinetics, pharmacodynamics and anti-tumor activity of MT110 in patients with lung cancer and patients with gastrointestinal cancer. MT110 targets the epithelial cell adhesion
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molecule (EpCAM or CD326), which is highly expressed on colon, lung, breast, prostate, ovarian, gastric and pancreatic cancer cells and on cancer stem cells of colon, breast, prostate and pancreas cancers. Cancer stem cells are believed to cause metastases and recurrence of these cancers.
Also in April, Micromet presented five posters at the American Association for Cancer Research (AACR) showing recent progress on the company’s proprietary BiTE antibody platform and new BiTE antibodies:
o	Anti-cancer antibodies in marketed products Herceptin®, Erbitux® and Vectibix® and the anti-asthma antibody in Xolair® were successfully converted to highly potent BiTE antibodies.

o	Animal data from two studies indicated feasibility of subcutaneous administration of BiTE antibodies MT103 and MT110.

o	Animal data provided proof of concept for a BiTE antibody targeting CD33 with potential use in the treatment of acute myelogenic leukemia (AML), and a BiTE antibody targeting MCSP with potential use in the treatment of melanoma.

o	Animal data suggested a therapeutic window for a BiTE antibody targeting EpCAM in a relevant animal species.
Summarizing the events, Christian Itin, Ph.D., President and Chief Executive Officer of Micromet said: “We have made significant progress with the BiTE antibody platform introducing new BiTE antibodies that target a wide range of tumor indications and converting currently marketed therapeutic antibodies into potent BiTE antibodies with much increased activity against tumor cells. We believe that the progress on our proprietary BiTE antibody platform will allow us to expand our own product pipeline, while at the same time engaging in new collaborations on selected BiTE antibody programs.”
Financial Results:
Quarter Ended June 30, 2008
For the three months ended June 30, 2008, Micromet recognized total revenues of $8.5 million, compared to $3.1 million for the same period in 2007. Total operating
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expenses were $14.4 million for the three months ended June 30, 2008, compared to $11.1 million for the same period in 2007. For the three months ended June 30, 2008, Micromet reported a net loss of $8.6 million, or $0.21 per basic and diluted common share, compared to a net loss of $6.5 million, or $0.20 per basic and diluted common share, for the same period in 2007.
Six Months Ended June 30, 2008
For the six months ended June 30, 2008, Micromet recognized total revenues of $14.4 million, compared to $5.8 million for the same period in 2007. Total operating expenses were $27.6 million for the six months ended June 30, 2008, compared to $21.4 million for the same period in 2007. For the six months ended June 30, 2008, Micromet reported a net loss of $14.5 million, or $0.36 per basic and diluted common share, compared to a net loss of $14.1 million, or $0.44 per basic and diluted common share, for the same period in 2007.
Micromet’s cash and cash equivalents were $22.4 million as of June 30, 2008. Net cash used in operating activities was $4.7 million for the six months ended June 30, 2008 compared to $7.9 million used in operating activities for the same period in 2007.
2008 Outlook:
•	At the annual meeting of the European Society for Molecular Oncology (ESMO) in September in Stockholm, Sweden, Micromet will present data from the ongoing phase 1b clinical trial of patients with metastatic breast cancer treated with adecatumumab (MT201) in combination with docetaxel. Further, Micromet plans to initiate a phase 2 clinical trial later in 2008 to evaluate adecatumumab in an adjuvant setting.

•	At the annual meeting of the American Society for Hematology (ASH) in December, Micromet expects to provide a further update on the currently ongoing phase 1 clinical trial of blinatumomab in patients with non-Hodgkins lymphoma.
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•	Also at ASH, Micromet expects to present initial results on the currently ongoing phase 2 clinical trial of blinatumomab in patients with acute lymphoblastic leukemia (ALL).

•	Finally, Micromet expects that its collaboration partner MedImmune will begin a phase 1 clinical trial in the United States evaluating blinatumomab in patients with chronic lymphocytic leukemia by the end of 2008.
Conference Call and Audio Webcast Today, August 7, 2008, at 9:00 am Eastern Time
To participate in this conference call, dial 866-356-4279 (U.S.) or 617-597-5394 (international), passcode: 19440822. The audio webcast can be accessed at: www.micromet-inc.com on the investor relations section of the website.
A replay of the call will be available from 11:00 am Eastern Time on August 7, 2008 (5:00 pm Central European Time) through Thursday, August 14, 2008. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 13099911.
About Micromet, Inc.
Micromet, Inc. (www.micromet-inc.com) is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Four of its antibodies are currently in clinical trials, while the remainder of the product pipeline is in preclinical development. The BiTE® antibody blinatumomab, also known as MT103, is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin’s lymphoma. BiTE antibodies represent a new class of antibodies that activate the T cells of a patient’s own immune system to eliminate cancer cells. Micromet is developing blinatumomab in collaboration with MedImmune, Inc., a subsidiary of AstraZeneca plc. MT110, a second BiTE antibody being developed by Micromet that targets the epithelial cell adhesion molecule (EpCAM), is currently in a phase 1 clinical trial for the treatment of patients with lung
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or gastrointestinal cancer. The third clinical stage antibody is adecatumumab, also known as MT201, a human monoclonal antibody that targets EpCAM-expressing solid tumors. Micromet is developing adecatumumab in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. The fourth clinical stage antibody is MT293, which is licensed to TRACON Pharmaceuticals, Inc. and is being developed in a phase 1 clinical trial for the treatment of patients with cancer. Three additional BiTE antibodies, targeting CD33, CEA and MCSP, respectively, are in preclinical development. In addition, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, a human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the efficacy, safety and intended utilization of our product candidates, the development of our BiTE antibody technology, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, and our plans regarding future presentations of clinical data. You are urged to consider statements that include the words “ongoing,” “may,” “will,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research,
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preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008, as well as other filings by the company with the SEC.
Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$22,427	$27,066
Accounts receivable	2,483	4,689
Prepaid expenses and other current assets	2,095	2,579

Total current assets	27,005	34,334
Property and equipment, net	4,298	4,390
Goodwill	6,462	6,462
Patents, net	7,061	7,680
Deposits and other assets	216	196
Restricted cash	3,247	3,190

Total assets	$48,289	$56,252

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,991	$2,335
Accrued expenses	5,195	4,765
Common stock warrant liability	6,928	5,218
Other liabilities	484	520
Current portion of long-term debt obligations	2,586	2,401
Current portion of deferred revenue	4,898	3,360

Total current liabilities	23,082	18,599
Deferred revenue, net of current portion	8,580	8,366
Other non-current liabilities	2,203	2,055
Long-term debt obligations, net of current portion	2,417	2,254
Commitments
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	—	—

Common stock, $0.00004 par value; 150,000 shares authorized; 40,829 and 40,778 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	2	2

Additional paid-in capital	185,802	184,015
Accumulated other comprehensive income	5,629	5,894
Accumulated deficit	(179,426)	(164,933)

Total stockholders’ equity	12,007	24,978

Total liabilities and stockholders’ equity	$48,289	$56,252

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Collaboration agreements	$7,900	$2,548	$13,649	$5,093
License fees and other	552	518	727	743

Total revenues	8,452	3,066	14,376	5,836
Operating expenses
Research and development	10,992	6,714	20,712	13,424
General and administrative	3,383	4,370	6,917	7,932

Total operating expenses	14,375	11,084	27,629	21,356

Loss from operations	(5,923)	(8,018)	(13,253)	(15,520)
Other income (expense)
Interest expense	(32)	(178)	(144)	(434)
Interest income	199	99	466	225
Change in fair value of warrants	(2,962)	522	(1,709)	522
Other income	91	1,106	147	1,148

Net loss	$(8,627)	$(6,469)	$(14,493)	$(14,059)

Basic and diluted net loss per common share	$(0.21)	$(0.20)	$(0.36)	$(0.44)

Weighted average shares used to compute basic and diluted net loss per share	40,824	32,315	40,802	31,909

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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com